May 19, 2010

Paul S. Weiner
16 Mayo Road
Wellesley, MA  02482-1049

Dear Mr. Weiner:

Reference is made to your employment agreement with Palomar Medical Technologies, Inc. (the “Company”), dated July 1, 2001 (the “Agreement”).  In all respects, the Agreement shall remain in full force and effect, provided, however, that:

1.
It is agreed that Section 1 is hereby amended and restated to delete the last sentence in its entirety and to delete the first sentence in its entirety and replace the first sentence with the following: “The Company agrees to employ Executive as its Senior Vice President, Chief Financial Officer and Treasurer, with the responsibilities normally associated with such position (the “Executive Position”) from the date hereof until the termination of the Executive’s employment (the “Term”)”.

2.	It is further agreed that Section 10(a) is hereby amended and restated in its entirety to read as follows:

(a)  For Cause; and Death. Subject to Section 30, in the event of termination of this Agreement (i) by the Company for Cause, or (ii) by reason of the death of the Executive, the Company shall pay Executive (or Executive’s beneficiary in the event of the Executive’s death), in a lump sum within thirty (30) days after termination under this Section 10(a), any base salary or other compensation earned (and a pro rata portion of the bonus payable with respect to the year in which termination occurred) but not paid to Executive prior to the effective date of such termination and, in the case of termination by reason of death, the Company shall pay Executive’s beneficiary, (i) the base salary that Executive would have earned for a period of one (1) year following his death, in a lump sum within thirty (30) days after termination under this Section 10(a), plus (ii) a pro rata portion of any bonuses or other incentive compensation that Executive would have earned if he had been employed for the full fiscal year in which he died payable at the time of payment of similar bonuses made to other Executives of the Company, plus (iii) any death benefits that Executive is entitled to under the Company’s policies in effect on Executive’s date of death.

3.	It is further agreed that Section 10(b) is hereby amended and restated in its entirety to read as follows:

(b)  Without Cause; For Good Reason. Subject to Section 30, in the event of (i) termination of this Agreement by the Company other than for Cause, or (ii) termination of this Agreement by Executive for Good Reason without a Change in Control, the Company shall pay Executive, in a lump sum within thirty (30) days after termination under this Section 10(b), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be paid in case of termination by death), and (B) the amount equal to two times (2x) the Executive’s Annual Compensation in effect at the time of termination under this Section 10(b), and the Company shall continue all of the benefits and perquisites set forth in Section 5 for a period of two (2) years each payable in accordance with regular payroll practices, notwithstanding the fact that Executive may no longer be an employee eligible to participate in one or more of the employee benefit plans maintained by the Company.

4.	It is further agreed that Section 10(c) is hereby amended and restated in its entirety to read as follows:

(c)  Change in Control. Subject to Section 30, in the event of termination of this Agreement by Executive or the Company within one (1) year after a Change in Control, the Company shall pay Executive, in a lump sum payment within thirty (30) days after termination under this Section 10(c), the sum of (A) the amount described in Section 10(a) of this Agreement (other than the payments to be made in case of termination by death), and (B) the amount equal to three (3x) times Executive’s Annual Compensation, and the Company shall continue for a period of two (2) years all of the benefits and perquisites set forth in Section 5, each payable in accordance with regular payroll practices, notwithstanding the fact that Executive may no longer be an employee eligible to participate in one or more of the employee benefit plans maintained by the Company.

5.	It is further agreed that Section 10(d) is hereby amended and restated in its entirety to read as follows:

(d)  Disability. Subject to Section 30, in the event of termination of this Agreement by reason of disability pursuant to Section 8, the Company shall pay Executive, in a lump sum within thirty (30) days of termination under this Section 10(d), the amount equal to one (1x) times Executive’s Annual Compensation at the time of such termination, reduced by the maximum amount of salary which may be insured under the Company’s Long Term Disability Plan at the time of disability.

6.	It is further agreed that Section 11(b), (c) and (d) are hereby amended and restated to delete the parenthetical clauses located therein in their entirety.

7.
It is further agreed that Section 12 is hereby amended and restated to add the following sentence at the end of the Section: “Notwithstanding the foregoing, any such Gross-Up Payment must be paid by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax is paid.”

8.	It is further agreed that Section 30 is hereby added to read as follows:

30.           Payments Subject to Section 409A.

(a)           Subject to the provisions in this Section 30, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (as determined below), which occurs on or after the date of the Executive’s termination of employment.  The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under this Agreement:

(i)           It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Executive nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of the Executive’s “separation from service” from the Company (within the meaning of Section 30(a)(iv) below), the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(iii)           If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

        (A)           Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

        (B)           Each installment of the severance payments and benefits due under this Agreement that is not described in Section 30(a)(iii)(A) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

(iv)           The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 30(a)(iv), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).  For purposes of this Agreement, a “termination” of the Executive’s employment shall mean a “separation from service” as defined under Treasury Regulation Section 1.409A-3(a)(1).

(b)           Unless as otherwise indicated, all terms used in this Agreement shall be interpreted to comply with the requirements of Section 409A of the Code.  The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A and do not satisfy an exemption from, or the conditions of, Section 409A.

(c)           The Agreement and the payments hereunder are intended to comply with or be exempt from Section 409A, and the Agreement shall be interpreted consistent with the provisions of Section 409A.

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By execution of this letter, you hereby agree to the foregoing amendment of the Agreement and reaffirm your obligations under the Agreement.

Very truly yours,

Palomar Medical Technologies, Inc.

By:           ____________________________________
Joseph P. Caruso, CEO

Acknowledged and Agreed:

________________________________________

Paul S. Weiner